                                                                EXHIBIT 99.1



Press Release

Community First, Inc.
July 27, 2005

COMMUNITY FIRST continues rapid growth and reports a 37.9% increase in quarterly net income as compared to the same quarter last year.

Marc R. Lively, President and Chief Executive Officer for Community First, Inc., the holding company for Community First Bank & Trust, reported net income of $1,244,000 for the six months ended June 30, 2005, compared with net income of $917,000 for the six months ended June 30, 2004, a 35.7% increase. On a per share basis, net income grew to $0.43 basic earnings per common share and $0.42 diluted earnings per share for the six months ended June 30, 2005, compared to $0.35 basic earnings per common share and $0.33 diluted earnings per common share for the same period of 2004. Net income for the second quarter of 2005 was $658,000, or $0.23 basic earnings per common share, a 37.9% increase from $477,000 in net income, or $0.17 basic earnings per common share, for the same period in 2004. Diluted earnings per common share for the same periods of 2005 and 2004 were $0.22 and $0.17, respectively. The growth is primarily attributed to an increase in interest income due to higher loan volume during the period. Compared to the first six months of 2004, total interest income on loans grew from $5,804,000 to $7,659,000. Net interest income for the six months ended June 30, 2005 grew 24.1% from $3,846,000 to $4,774,000, compared to the same period of 2004.

Total assets at June 30, 2005 grew to $284,363,000, up 10.5% from the $257,342,000 reported at December 31, 2004. Loans, net of loan loss reserve as of June 30, 2005, were $233,907,000, a 12.4% increase over year end 2004. Total deposits reached the $249,343,000 level showing 11.4% growth from December 31, 2004.

Lively reported "We are extremely pleased with our results from the first half of 2005. We are continuing to experience solid growth in Maury County, thereby allowing us to exceed our own expectations. In addition we have begun to build a team of very accomplished bankers for our Williamson County expansion that have already begun to generate results."

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee commercial bank with four offices in Maury County. The company also operates 11 ATM's in the county. The bank provides a comprehensive line of banking services to consumers and businesses in the middle Tennessee area.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue, and the future prospects of the company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release; the company assumes no obligation to update any forward-looking statement.